EXHIBIT 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SURPLUS LINE BROKER AGREEMENT

THIS Surplus Lines Broker Agreement (the “Agreement") dated as of April 1, 2020, and effective as of April 1, 2020 (“Effective Date”), is made by and between UNITED SPECIALTY INSURANCE COMPANY, an insurer domiciled in Delaware with principal offices in Bedford, Texas ("Company") and UNIFAX INSURANCE SYSTEMS, INC., a California corporation with principal offices in Calabasas, California and which is licensed as a surplus lines broker in California and other states ("Broker").

RECITALS

A.       The Company is an approved surplus lines insurer in the State of California and is an eligible surplus line insurer in the other states and District of Columbia.

B.       The Broker is licensed as a surplus lines broker in the states of Arizona, California, Oregon and Washington and may place business with a surplus line insurer for home state residents of those states where they are licensed.

C.       The Company desires to appoint the Broker as a broker of the Company on the terms and conditions specified in this Agreement and the Broker desires to be appointed as a broker of the Company to perform all functions necessary for the production, service, and management of the business placed hereunder. Concurrently with this Agreement, the Company is entering into a Quota Share Reinsurance Agreement (the “Reinsurance Agreement”) effective the Effective Date with Crusader Insurance Company (the “Reinsurer”), and the contractual assumption by the Reinsurer in the Reinsurance Agreement of the risks of the polices placed pursuant to this Agreement is a condition precedent to the Company's entering into this Agreement with the Broker.

D.       Pursuant to this Agreement, the Broker is authorized to act as a surplus lines broker for and on behalf of the Company and as the agent of the Company for purposes of administering the business produced by the Broker, insured by the Company and reinsured with the Reinsurer, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I
AUTHORIZATION, AUTHORITY AND DUTIES

1.01       Authorization: The Company hereby authorizes the Broker to act as its broker and agent for the purpose of producing and administering the business specified in Section 1.03 of this Agreement, which is the subject of the Reinsurance Agreement, in accordance with Article I of this Agreement and the other terms set forth in this Agreement.

1.02       Maximum Premium: The maximum amount of premiums that Broker may place with the Company during any calendar year is [***]. The maximum amount of premiums that Broker may place with the Company during any calendar year is referred to as the “Maximum Premium Volume” in this Agreement. Maximum Premium Volume is determined on a direct written premium basis.

1.03       Classes of Business: The classes of business and statutory line which Broker can place with the Company are:

(a)          Property

(b)          General Liability

(c)          Commercial multi-peril property (including burglary, theft, inland marine and truckers’ long haul physical damage and truckers’ short haul physical damage)

(d)          Commercial multi-peril liability:

(1)          Commercial multi-peril liability (including burglary, theft, garage and fidelity, trucking, long-haul and trucking short-haul), provided, that the Broker may not place any commercial multi-peril liability for contractors with the Company.

1.04       Policy Limits: The maximum policy limits for which the Broker may place with the Company are:

Lines of Business		Maximum Policy Limits
1.0	Property	$[***] total insurable value
17.0	General Liability	$[***] per occurrence $[***] in the aggregate
5.1	Commercial Multi-peril Property – burglary and theft, inland marine, trucking long haul physical damage, trucking short haul physical damage	$[***] total insurable value
5.2	Commercial Multi-peril Liability – burglary and theft, garage, fidelity, trucking, long-haul, trucking, short-haul	$[***] per occurrence $[***] in the aggregate

The Broker shall not bind the Company to amounts in excess of those stated above. At the Company’s request, the Broker in accordance with applicable law, and policy terms, shall cancel or not renew any risk bound which is not in conformance with this Agreement.

1.05       Eligible Jurisdictions: The Broker may place business for any home state insured in any state or jurisdiction within the United States in which the Company is eligible to issue surplus lines insurance except Broker may not place business for any home state insured in New York.

1.06       Authority: The Company grants to the Broker the following authority and the Broker agrees to the duties specified:

(a)          To solicit, receive and after underwriting review, accept applications for insurance for such classes of insurance as specified in this Agreement.

(b)          To obtain at the expense of the Broker underwriting information as may be necessary or desirable to underwrite the risks to be placed with the Company, which information be obtained from consumer and insurance reporting agencies and other appropriate sources for each risk to be insured by the Company.

(c)          To issue, renew and countersign policies of insurance (“Policies”), certificates, endorsements and binders which the Company may from time to time authorize to be issued, delivered renewed or countersigned on behalf of the Company for risks placed with the Company by the Broker.

(d)          To issue notices of cancellation for non-payment of premium, notices of cancellation or notices of non-renewal for other reasons as may be permitted under the Policies or as otherwise permitted under applicable.

(e)          To collect premiums on business placed with the Company and to maintain an accounting of all such premiums.

(f)           To deduct from the premiums collected applicable commissions and expenses.

(g)          To remit to U.S. Risk Managers, Inc. (“US Risk”), the designated claims administrator of the Company, an amount equal to [***]% of the earned premium of the Policies, provided, however, that the fees payable to US Risk shall be paid for the Broker from its aggregate commission.

(h)          To incur at the sole expense of the Broker, all expenses and costs, including but not limited to salaries, bonuses, rentals, transportation, facilities, fees of soliciting insurance producers, postage, advertising, exchange, license fees of the surplus lines broker or its personnel, or any other expense whatsoever of the Broker, and the Company shall not be responsible for any such expenses and costs.

(i)            To prepare monthly reports to the Company and the Reinsurer of Policies issued, premiums received, Policies received and such other reports as the Company or the Reinsurer may request, as further set forth in this Agreement.

(j)            Notwithstanding anything contained in this Agreement, the Broker shall not have any authority to settle claims on Policies whether disputed or undisputed; provided, however, the Broker may accept notifications or reports of losses or claims from a policyholder or from the agent or broker, or a third-party claimant and shall forward those notifications or reports of losses to the Reinsurer on behalf of the Company or to US Risk as the claims administrator of the Company. The Broker shall not negotiate, decline, accept, pay, or otherwise commit the Company or the Reinsurer to any liability in connection with any claim or loss submitted or received for any Policy.

1.07       Compliance: All activities of the Broker pursuant to this Agreement shall be in strict compliance with the terms of this Agreement and all rules, regulations and instructions of the Company, including, but not limited to, all rules, instructions and specifications included in the Company's rate manuals, rate brochures and rate schedules.

1.08       No Independent Authority: The Broker understands and agrees that it has no power or authority granted to it by the Company independent of this Agreement. Notwithstanding the foregoing, the authority granted to Broker pursuant to this Agreement shall cease immediately upon termination, for any reason, of this Agreement, except that the authority granted to the Broker may continue after termination for such period with regard to run-off and other matters as set forth herein, including until all Policies have expired and all claims have been extinguished, subject to Article VII hereof.

1.09       Power to Accept or Bind Risk: The Broker shall not have the power to accept or bind risk other than as set forth in this Agreement or as may be subsequently authorized in writing by the Company.

1.10       No Participation in Syndicates: The Broker may not commit the Company to participation in insurance or reinsurance syndicates. The Company hereby authorizes the Broker to collect payments for losses and loss adjustment expenses from a reinsurer. The Broker shall send a report to the Company concerning such transactions promptly.

1.11       Licenses in Other States: The Broker acknowledges and agrees that, with respect to any state in which business is permitted to be written by the Company on a surplus lines basis, Broker will not place an insurance on a home state insured of such state and this Agreement shall not become effective until the Broker is licensed in such home state as a non-resident surplus line broker.

1.12       Surplus Lines Obligations: It is understood and agreed by each of the parties that they understand and acknowledge that surplus lines brokers and surplus lines insurers have certain duties and obligations under the California Insurance Code and the regulations promulgated thereunder and that each party is responsible for compliance with those provisions of the California Insurance Code and the regulations promulgated thereunder applicable to such party.

1.13       Limitations on Authority: The authority and limitations of the Broker to issue Policies are as follows:

(a)          The Maximum Annual Premium shall be as provided in Section 1.02 of this Agreement. The Maximum Annual Premium Volume may be changed by agreement of the Company and the Broker pursuant to an amendment to this Agreement;

(b)          the basis of the rates charged are as provided in the Company's rate manuals, rate brochures and rate schedules which Broker agrees to follow, and the Broker shall not decrease rates or increase discounts without the prior approval of the Company;

(c)          the only classes of business the Broker is authorized to produce and handle under this Agreement are the classes of business specified in Section 1.03 of this Agreement, and the Broker may not bind or cede reinsurance or retrocession on behalf of the Company;

(d)          the maximum limits of liability for Policies produced pursuant to this Agreement are set forth in Section 1.03 of this Agreement;

(e)          the Broker may issue Policies only to home state insured residents in the states in which business is permitted to be produced under this Agreement;

(f)           the Broker shall only cancel policies as set forth in the policy form for the policies produced hereunder or as otherwise permitted by applicable law;

(g)          the maximum term for any policy issued hereunder shall be [***];

(h)          the Broker shall employ all reasonable and appropriate measures to control and keep a record of the issuance of the Company's insurance policies hereunder, including, but not limited to, keeping records of policy numbers issued, date of policy issuance and name or names of insureds and to maintain policy inventories;

(i)            the Broker shall follow the underwriting guidelines as adopted by the Company for the classes of insurance to be placed under this Agreement;

(j)            the Broker acknowledges that, with respect to any state in which business is permitted to be written under this Agreement, this Agreement shall not become effective until the Broker is duly licensed with the applicable Department of Insurance if required by applicable law; and

(k)          the Broker understands and agrees that no business shall be produced, until a written approval of the applicable rate rules and forms is received from the regulatory authority of competent jurisdiction, if applicable or required by statute.

1.14    Retention of Retail Producers : Subject to Section 4.01, the Broker may retain retail producers to market and solicit policies and to perform fieldwork and aid in the underwriting of the business that is the subject of this Agreement. The Broker shall have the sole financial responsibility for the payment of any commissions or other compensation or remuneration to retail producers concerning this business. The Broker further agrees to be responsible for any required registration or appointing, as required by the appropriate regulatory body, and the payment of any penalty assessed to the Company for any violation by the Broker or any retail producer or broker retained by the Broker pursuant to the provisions of Article IV hereof of any license or appointment provision of the Delaware Insurance Code or other applicable state statutes, and the rules and regulations promulgated thereunder, if applicable.

1.15       Taxes and Fees: The Broker shall remit to the applicable agency any surplus line premium tax, stamping fees and other fees relating to the business placed with the Company under this Agreement.

1.16       Filings and Reports: The Broker shall make such filings and reports as may be required with the applicable surplus lines associations or governmental agencies of the business placed with the Company pursuant to this Agreement, including without limitation such reports as are required by the California Department of Insurance (the “California Department”) and the Surplus Lines Association of California.

1.17       Coverage for Risks Bound but Not Within Terms of Agreement: In the event Broker binds the Company for insurance coverage on insurance risks which are in excess of the policy limits set forth in this Article I, and/or are not within the terms of business specified in this Article I, and/or are not within the territory specified in this Article I, whether intentional or not, the Broker will do such things and take such actions as may be necessary to reduce the Company's exposure to such risks and to hold the Company harmless against any liability or loss which may be incurred by the Company in excess hereof. At the Company's request, the Broker in accordance with applicable law, and policy terms, shall cancel or not renew any risk bound which is not in conformance with this Agreement. Any such insurance coverage on insurance risks bound contrary to the limitations which are in excess of the policy limits set forth in this Article I, and/or are not within the classes of business specified in this Article I, and/or are not within the territory specified in Article I, whether intentional or not, shall be subject to this Agreement.

ARTICLE II
PREMIUMS

2.01       Collection of Premium: All premiums shall be handled by the Broker. The Broker shall:

(a)          Collect premiums on business placed with the Company and maintain an accounting of all such premiums and business written.

(b)          Place all premiums collected in a premium trust account for the benefit of the Company and the Reinsurer, which funds collected shall be held by the Broker in a fiduciary capacity. Such premiums are the property of the Company and the Reinsurer according to their respective interests, less such commissions and fees as are due the Broker as specified herein. The only disbursements from such account shall be the payment of return premiums, commission due the Broker as authorized herein, and remittance of premiums to the Reinsurer and Company. The Broker shall not make personal use of any funds in the premium trust account.

(c)          Deduct from the premiums collected commissions payable to the Broker, return premiums.

(d)          Remit to the Reinsurer on behalf of the Company the net written premiums collected (being defined as premiums received and/or due the Broker from the insured in a given month less return premiums), less the Broker’s commission as set forth in Section 3.01. Should such balance be a negative amount, the Broker shall report such amount to the Reinsurer and the Reinsurer will pay the Broker such balance as soon as possible after the end of the month, after receipt and verification of the amount due as reported by the Broker.

2.02       Premium Data: The Broker shall furnish to the Company and the Reinsurer all necessary premium data (in a form acceptable to the Reinsurer and the Company) no later than thirty (30) days following the end of the month during which the business is written are incurred to enable the Company to record statistics required by statutes, regulation or upon call by authorities having competent jurisdiction. Such data shall include, but is not limited to, premiums written and unearned premium. Said data shall be segregated by lines of insurance and location of risk.

2.03       No Waiver of Trust Relation: The keeping of an account with the Broker on the Company's books as a creditor and debtor account is declared a record memorandum of business transacted and neither such keeping of an account, nor alteration in commission rate, nor failure to enforce prompt remittance or compromise or settlement or declaration of balance of account, shall be held to waive assertion of the trust relation as to premiums collected by the Broker.

2.04       Broker Liable for Payment of Premium: The Broker shall be liable for the payment of all premiums upon all Policies placed with the Company by the Broker.

2.05       Remittance of Funds: The Broker shall remit to the Reinsurer, or Company as applicable, any funds of or due to the Company under this Agreement within thirty (30) days from the end of the month in which premium is recorded. Should any dispute arise between the Company, the Reinsurer and/or the Broker regarding payment of premium, the Broker shall remit immediately all money and property, without deductions for commissions, to the premium trust account with full reservation of any and all rights reserved by the parties.

2.06       Funds Held as Fiduciary: The Broker shall hold all funds of or due the Company in a fiduciary capacity.

2.07       Funds Held as Fiduciary: The Broker shall hold all funds of or due Reinsurer in a fiduciary capacity.

ARTICLE III
COMPENSATION TO THE BROKER

3.01       Compensation and Deductions: As full and complete compensation for Policies placed by the Broker on behalf of the Company, the Broker shall be allowed a commission of [***]% of the premiums written for the Policies issued. The Broker shall deduct its commission from the premiums remitted to the Company and the Reinsurer on behalf of the Company; provided, that the deduction of such commissions from premiums should not be taken as a waiver by the Company of its exclusive ownership rights of premiums as provided herein.

(a)          The Broker shall pay the Company directly a fee within thirty (30) days following the end of each month, [***] of Net Premiums and Net Policy Fees, plus the amount of assessments and state premium taxes.

(b)          The Broker shall remit directly to Company on a monthly basis [***]% of written premium for bureau fees related to statistical reporting, and boards and bureaus participation (“Bureau Fees”). Should the actual amount of Bureau Fees be greater than the amount remitted to the Company on a monthly basis, the Broker shall remit such additional Bureau Fees within thirty (30) days of receiving notice in writing from the Company of such additional Bureau Fees. In addition to the Bureau Fees, should the Company be charged any fines or penalties for incomplete, inaccurate, or delinquent reporting, the Broker shall pay such fines or penalties immediately upon written notice. The Bureau Fees are in addition to other fees and expenses expressly enumerated herein.

(c)          Notwithstanding anything else contained herein to the contrary, regardless of the amount of Net Premiums, the minimum fee due the Company shall be (i) $[***] for the first twenty-four month period after the Effective Date of this Agreement, plus the aforementioned assessments and state premium taxes and (ii) $[***] for each twelve-month period thereafter during which the Agreement is in effect, plus the aforementioned assessments and state premium taxes. "Net Premiums" shall mean the gross premiums charged on all original and renewal Policies written on behalf of the Company, less return premiums (excluding policy fees). “Net Policy Fees” shall mean gross policy fees, if any, charged on all original and renewal Policies written on behalf of the Company, less return policy fees.

(d)          This minimum fee shall not be affected by the amounts of Net Premiums written in other twelve-month or twenty-four month, as applicable, and shall not be reduced by reason of payments in excess of the minimum in other periods.

(e)          Upon termination of this Agreement, the minimum fee shall be prorated to the effective date of such termination unless there are Policies issued after the termination of this Agreement. In such cases, the minimum fee shall continue past the termination of this Agreement until such time as no further Policies are issued. The minimum fee for each period shall be paid within sixty (60) days of the end of each period. For these purposes, a policy's entire premium shall be applied to the period in which the policy is written. During the term of this Agreement, the Broker shall be allowed to pay the fee payable to the Company under this Section 3.01 on the basis of premiums written; provided, however, that the Broker shall remain liable for the full amount of the fee (i.e., based on premiums written) as specified above.

(f)           The Broker shall allow and pay within thirty (30) days of the end of each month to the Company an amount equal to the state premium tax on the Net Premiums and Net Policy Fees for Policies issued for the past month. Should any additional premium tax be assessed at any time on the Net Premiums and Net Policy Fees, Broker shall pay the Company such additional premium tax within thirty (30) days of being informed by the Company of such additional premium tax. The Parties acknowledge that at the effective date of this Agreement, the applicable Departments of Insurance (or other state agency responsible for collecting premium taxes) may require the payment of estimated premium taxes in advance on a semi-annual basis. The Broker shall, therefore, pay to the Company within five days prior to the due date of any such estimated premium tax payment, the amount that would be due based upon the business produced hereunder. The Broker shall also be responsible for the filing and payment of any and all other applicable taxes including, but not limited to, federal excise taxes. All such filings shall be made in the name of the party chosen by the Company.

(g)          The Broker shall not seek to recover from the Company, any commissions due and no funds are due the Broker from the Company.

(h)          It is expressly agreed that the commission allowed the Broker includes provision for premium taxes, bureau fees and ceding fees. The Broker shall pay all surplus lines taxes and surplus line stamping fees payable for Policies subject to reinsurance under the Reinsurance Agreement, and the Broker shall pay to the Company any premium taxes, if applicable, and ceding fees payable for Policies subject to reinsurance under the Reinsurance Agreement.

3.02       No Liability of Company for Amounts owed by Reinsurer: The Company shall not be liable for or responsible for any commissions or other monies payable by the Reinsurer to the Broker or by the Broker to the Reinsurer, including any commission payable under this Article III. The Broker shall not sue or seek arbitration against the Company for any actions by, or debts owing from, the Reinsurer.

3.03       Return of Commission: In the event the Company, the Reinsurer, or the Broker on behalf of the Company, during the continuance of this Agreement or after its termination, refunds premiums under any Policy by reasons of cancellation or otherwise, the Broker agrees immediately to return to the Company or the Reinsurer, as applicable, the commission previously received by it on the portion of the premium refunded. The Broker shall not be required to return, as commission or return commission, monies greater than the total commission paid or otherwise payable to the Broker.

ARTICLE IV
PRODUCERS

4.01       Responsibility for Compliance: The Broker shall comply with, and shall be responsible to ensure the compliance by, all such producers retained by the Broker pursuant to Section 1.14 of this Agreement with the terms of this Agreement and all other written rules and regulations of the Company, and treat as confidential and use only in the interest of the Company all instructions, information and materials received from the Company.

4.02       Responsibility for Performance: The Broker shall be solely responsible for the performances of any producers under all of the terms and provisions hereof, including, but not limited to, the collections of premiums and refunds of premiums.

4.03       Responsibility for Commission Payments: It is also specified that the Broker shall be responsible for all commissions payable to any producers. The Broker and any producing agent shall not seek to hold the Company or Reinsurer liable through litigation, arbitration or otherwise for commissions payable to such producers.

4.04       No Service on Board of Directors: The Broker shall not permit its producers or subproducers to serve on its Board of Directors.

4.05       No Employment of Company Employee: The Broker shall not employ an individual who is employed with the Company.

4.06       Notification: The Broker shall be solely responsible for notifying such agents of this Agreement and of any termination hereof, and the Broker shall be responsible for the consequences of any failure to provide such notification.

4.07       Termination: The Company, in its sole discretion with or without cause, and without prior written notice, may terminate the appointment of any producing agent.

ARTICLE V
ADDITIONAL DUTIES OF BROKER

5.01       Compliance with Laws: The Broker shall, at all times during the period of this Agreement, comply with all applicable laws and all orders, policy decisions or other requirements of the California, Texas and Delaware Departments of Insurance or other applicable insurance department, and in addition shall also comply with all United States economic trade and sanction laws and regulations, as administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury.

5.02       Books and Records: All books, records, accounts, documents and correspondence of the Broker and any producing agent pertaining to the Company's and Reinsurer's business shall, at all times, be open to examination by any authorized representative of the Company or Reinsurer. The Broker shall make copies of records available upon request by the Company or Reinsurer, whether such request is before or after termination of this Agreement or the Reinsurance Agreement. The Broker must maintain separate records of business, including, but not limited to, underwriting files for each insurer for whom it acts as a Broker. Such records must be maintained for five (5) years or until the completion of a financial examination by the insurance department of the state in which the Company is domiciled, whichever is longer. The Broker acknowledges and agrees that records relating to the business produced by the Broker on behalf of the Company are deemed to be records of the Company and such records or copies thereof shall be provided to the Company upon request. The Broker agrees that it will not destroy any such records in its possession without the prior written approval of the Company. The Company or its duly appointed representatives shall have free access at any and all reasonable times to such books and records of the Broker, its departmental or branch offices as shall reflect premium and loss transactions of the Company and/or the business produced hereunder, for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof.

5.03       Statistical Information: The Broker shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide statistics in a timely manner for all reporting requirements under this Agreement or as shall be required from time to time by the regulatory authorities of the States of California, Delaware or Texas or any other applicable governmental agency or authority. Such statistical information shall be provided to the Company by the Broker at the Broker's sole cost and expense.

5.04       Reports: The Broker shall forward to the Company, no later than the 30th day following the month being accounted for, a report in detail of all policies of insurance written or placed, or liability increased or decreased, or policies continued or renewed or canceled by or through the Broker during the month being accounted for, which shall include all premiums due thereon whether collected or not. Such report shall show the net amount due to the Company and Reinsurer on all such business on the lines of business authorized to be written by the Broker and commissions. Such report shall also include, to the extent not already included, both insurance and reinsurance transactions, including:

(a)          statement of written, earned and unearned premiums;

(b)          statement of any losses or claims received by the Broker, which such losses and claims shall be forwarded to US Risk as the claims administrator of the Company;

(c)          Statement of commissions deducted from the premiums written.

The report shall be received by or confirmed to the Company no later than thirty (30) days from the close of the month for which business is reported. The Company shall maintain such account reports on file for at least five (5) years and shall make the account reports available to the Insurance Commissioner of the state of Delaware (the “Delaware Department”) or any other state insurance department upon request.

5.05       Request for Copies of Policies: The Broker shall account for and furnish to the Company, upon request with reasonable notice, complete copies of all policies issued, copies of all spoiled, voided or otherwise unissued policies.

5.06       Title to Books and Records: The title of all undelivered policies, books, supplies, or other property related to the reinsured business is in the Company, and these shall be delivered to the Company by the Broker immediately upon the termination of this Agreement. The Broker agrees to surrender peaceably the same without compelling the Company to resort to any legal proceedings whatsoever. Upon request of the Company, prior to or after the termination of this Agreement, the Broker shall provide to the Company, at the Broker’s sole cost and expense, electronic copies of any and all data related to the reinsured business in a format reasonably specified by the Company. Further, the Broker shall ensure any vendor or other third party acknowledges and agrees the Company, at no expense to the Company, shall have use of any systems, data, information, reports, files or statistics prior to or after the termination of this Agreement in support of or relating to this Agreement as requested by the Company.

5.07       Advertising: The Broker shall not insert any advertisement respecting the Company in any publication or issue any circular or paper referring to the Company without first obtaining the written consent of the Company. The Broker shall comply with all statutes and regulations pertaining to advertising, and establish and maintain records of any such advertising as required by the applicable laws of the states in which it is doing business.

5.08       Copies of Policies: The Broker shall maintain on behalf of the Company and Reinsurer complete copies of all policies issued hereunder. Any or all policies required to be maintained by Broker pursuant to this Section 5.08 may be maintained in electronic data storage form accessible by computer and if so stored in this fashion, no physical copy of such items need be maintained..

5.09       Renewals, Extensions or New Policies Required by Law: The Broker shall be solely responsible for procuring any renewal, extension, or new policy of insurance that may be required by any state or rule or regulation of any state insurance department with respect to policies originally written directly for the Company. The Broker shall indemnify the Company and hold it harmless from any loss, damage, cost, claim or expense whatsoever that the Company may incur, or for which it may become liable, as a result of the said Broker's failure, refusal or neglect to fulfill said responsibility.

5.10       Obligations to Successors and Assigns: The Broker agrees that its duties and obligations under this Agreement shall be due and owing also to the successors and assigns of the Company or the Reinsurer, as applicable.

5.11       Examination of Broker: The Company shall conduct or cause to be conducted a semi-annual examination of the Broker in accordance with the Company’s examination guidelines. Furthermore, if the Company's aggregate premium volume increases by thirty (30) percent in any thirty (30) day period, the Company, or the Reinsurer on behalf of the Company, at the expense of the Broker, shall examine or cause to be examined within ninety (90) days the Broker if it writes more than twenty (20) percent of the Company's volume and has also experienced a twenty (20) percent increase in premium volume during that same thirty (30) day period.

The examinations required under the preceding paragraph shall adequately provide the Delaware Department with the information outlined in (a) through (e) below, shall be made available to the Commissioner for review, shall remain on file with the Company for a minimum of three (3) years and shall, at a minimum, contain information concerning the following:

(a)          timeliness of claims payments (i.e., lag time between date claim is reported and date claim is paid);

(b)          timeliness of premium reporting and collection by the Broker;

(c)          compliance by the Broker with underwriting guidelines under Section 1.10 hereof; and

(d)          reconciliation of policy inventory.

5.12       Return of Unearned Premium : The Broker shall return any unearned premium due insureds or other persons on the business which is the subject of this Agreement.

5.13       Licenses: The Broker shall be duly licensed as required under applicable law to perform its duties hereunder.

5.14       Data Calls: Should any state insurance department make a request to the Company for any data required to comply with a statistical data call, the Broker shall be solely responsible to provide the Company with such data. Should the request from such state insurance department require the Company to contract the services of an outside source, such as an actuarial firm, to compile the data required, the Broker shall be responsible for its proportionate share of the total cost for services rendered.

5.15       Per Policy Fees: The Broker, when placing business under this Agreement, may not charge a per-policy fee in excess of any fees allowed by the applicable insurance regulatory authority.

5.16       Financial Examination: The Broker shall provide Company, at the Broker's expense, an independent financial examination in a form acceptable to the applicable state departments of insurance, or other regulatory body, if required.

5.17       Independent Actuarial Opinion5.18       : If required by the applicable insurance regulatory authority, the Broker shall provide annually to the Company, at the Broker’s expense, an independent actuarial opinion attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced hereunder if the Broker establishes total loss reserves including IBNR.

5.19       Statistical Reporting: The Broker acknowledges receipt of the Company’s Statistical Reporting Policy and Procedure Manual, if applicable, and will act in accordance therewith. The Broker will act, at its sole cost and expense, on behalf of the Company to produce, prepare, and file statistical information with the designated statistical reporting bureau, if applicable. The Broker will also furnish the Company, and other parties as designated by the Company, with monthly, quarterly and annual reports showing statistical data in respect of the business written as required.

5.20       Audited Financial Statements: Upon request of the Company, the Broker shall provide an audited balance sheet of the Broker as at the end of each such fiscal year and the related audited statements of income and of cash flows for such fiscal year in accordance with United States generally accepted accounting principles (“GAAP”) setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accounting firm satisfactory to the Company (the “Annual Financial Statements”).

In the event that the Broker does not have the audited balance sheet described above, it shall prepare or cause to be prepared for each of its fiscal quarters an unaudited balance sheet of the Broker as at the end of each such fiscal quarter and the related unaudited statements of income and of cash flows for such fiscal year in accordance with GAAP setting forth in each case in comparative form the figures for the fiscal quarter (the “Quarterly Financial Statements”).

No later than thirty (30) days after they are prepared and issued, the Broker shall deliver to the Company a copy of the Broker’s Annual Financial Statements. No later than ten (10) days after they are prepared, the Broker shall deliver to the Company a copy of the Broker’s Quarterly Financial Statements.

5.21       Assigned Risks: This Agreement shall apply to risks assigned to the Company under any assigned risk plan if, in the reasonable judgment of the Company, such risks were assigned to the Company because of the business written hereunder. Should it be determined, in the Company’s sole discretion, that the Broker, or any agent with whom assigned risks are also allocated under a specific assigned risk plan with the Broker, is unwilling or unable to fulfill policyholder obligations under such assigned risk plan, the Company may elect alternative means to fulfill the policyholder obligations under the assigned risk plan.

5.22       SIU5.23       :

(a)          If the Broker produces business in California on behalf of the Company, the Broker must adhere to any applicable rules and regulations outlined in California Code of Regulations, Subchapter 9 Insurance Fraud, Article 2 Special Investigative Unit Regulations, in its entirety, and the applicable provisions of the California Insurance Fraud Prevention Act, in addition to the terms and duties set forth in this Agreement. The Broker, the Broker’s personnel, and the Broker’s contracted third party entity(ies), if applicable, must comply with all applicable state or federal anti-fraud requirements, statutes, and regulations. The Broker will require its personnel, and any contracted third party entity(ies), with responsibilities for business under this Agreement, including without limitation, claims handlers, underwriters, policy handlers, call center staff within the claims or policy function, legal staff and other employee classifications that perform similar duties (collectively “Integral Personnel”), to refer suspected fraud to the Company’s designated Special Investigative Unit (“SIU”) as part of their regular duties. Anti-fraud activities performed on behalf of the Company, including processing, investigating, or litigation pertaining to the payment or denial of a claim or application for adjudication of a claim, or an application for insurance, are to be conducted with oversight by the Company’s designated SIU. In the event the Broker maintains any type of SIU facility, all anti-fraud activities related to applications, policies, and claims underwritten, bound, or executed on behalf of the Company will be conducted with oversight by, and referred to, the Company’s designated SIU.

(b)          If applicable, the Broker shall comply with all Company requests for anti-fraud related reporting and information as statutorily required. Monthly reports of anti-fraud related data shall include, but not be limited to, the number of California closed claims, the number of California SIU referrals to the Company’s designated SIU, the number of newly hired employees, and the number of Integral Personnel handling the Company’s policies and claims. If the Broker produces business in California on behalf of the Company, the Broker will require all Integral Personnel to successfully complete anti-fraud in-service training that complies with the California Insurance Fraud Prevention Act (California Insurance Code Sections 1871 et seq.) and the regulations promulgated thereunder by December 31st of each year, or other date as may be necessitated by California requirements or reasonably required by the Company. The Broker will provide California-compliant documentation of the completion of such training, in a manner designated by the Company, and by the date specified by the Company. The Broker and its Integral Personnel are expressly prohibited from reporting suspected fraud to any Department of Insurance or other regulatory entity. All suspected fraud is to be referred to the Company’s designated SIU. The Company, directly and through the Company’s designated SIU, shall have the authority to exercise oversight over all aspects of anti-fraud compliance related to the business under this Agreement or activities performed on behalf of the Company. The Broker shall remain responsible for implementation of compliant anti-fraud processes and procedures. The Broker will fully cooperate with the Company’s SIU compliance audits and will ensure that all corrective action plans are implemented on a timely basis.

ARTICLE VI
PREMIUM FINANCING

6.01       Receipt of Notices by Broker: With respect to Policies covered under the provisions of this Agreement, if any premiums are financed, the Broker shall receive and accept on behalf of the Company all notices required by statute, contract or otherwise to be given to the Company, including, without limitation, notices of the existence of premium finance agreements or of cancellation of policies the premiums of which are financed ("financed policies").

6.02       Receipt of Notices by Entitles Other than Broker: No producer, subproducer or any other agent shall be entitled to receive or accept any notice on behalf of the Company, and the Broker shall be responsible for and will indemnify and hold the Company harmless from and against any and all liabilities, losses, claims, damages and expenses incurred by reason of or arising out of any action taken or inaction suffered as a result of receipt of any notice by any person, firm or entity other than the Broker or the Company.

6.03       Return of Unearned Commission: Notwithstanding any other term or provision of this Agreement, the Broker agrees to return and pay over to any premium finance company (whether affiliated with the Company or not) which has sent notice of cancellation of a financed policy to the Broker, on behalf of the Company, within thirty (30) days of receipt of such notice of cancellation, any and all unearned commissions as of the date of cancellation, together with any and all unearned premiums due any premium finance company.

6.04       Rights to Unearned Commission and Survival: The Broker agrees to and does hereby relinquish any and all rights to any unearned commissions for any such financed policy as of the date of cancellation. The obligation of the Broker to refund unearned commissions and unearned premiums on a canceled financed policy shall survive the termination or cancellation of this Agreement for so long as any policy written under the terms of this Agreement remains in force.

ARTICLE VII
TERM AND TERMINATION

7.01       Term and Termination: The effective date of this Agency Agreement is 12:01 a.m., Central Time, on April 1, 2020, and shall remain continuously in force unless canceled as follows:

(a)          This Agreement may be canceled by any party at any time by giving at least ninety (90) days prior written notice to the other party. Notice shall be provided by registered mail, return receipt requested, and notice shall be deemed to have been provided on the date of mailing.

(b)          Immediately by mutual consent of the Company and the Broker.

(c)          At any time, by the Company, without prior notice in the event of the Broker declaring bankruptcy or being declared or found bankrupt or insolvent, or being the subject of a cease and desist order, corrective order, or being placed in, or subject to, a proceeding of supervision, conservation, rehabilitation or liquidation.

(d)          Immediately upon written notice by the Company in the event of the cancellation or non-renewal of the Broker's license by the California Department of Insurance.

(e)          Immediately upon written notice by the Broker in the event any action against the Company is commenced by Delaware Department or any other applicable state insurance department pursuant to rehabilitation or liquidation. The Company agrees to furnish notice of such action immediately to the Broker.

(f)           If the Broker shall default in making remittance for net premiums then this Agreement shall be terminated.

(g)          If the Broker shall defraud or attempt to defraud the Company; or any policyholder, then the Company may at its sole discretion cancel this contract by giving the Broker written notice of cancellation served personally or by mail, which shall be effective immediately.

(h)          As provided in Section 9.11 of this Agreement.

(i)            Automatically and immediately, without notice upon cancellation or termination of the Reinsurance Agreement.

(j)            After thirty (30) days written notice by any party in the event that the Company or the Broker mergers with or is acquired by or control of is acquired by any other company or corporation or changes a majority of its officers or board of directors during the term of this Agreement.

7.02       Automatic Renewal: This Agreement shall automatically become renewed from year to year upon the renewal of the license or certificate of authority granted to the Company by the Delaware Department of Insurance, provided this Agreement shall not be otherwise canceled.

7.03       Renegotiation: This Agreement shall be subject to renegotiation by the parties every three years from the effective date of the Agreement.

7.04       Renewals Required by Law: It is expressly agreed and understood that nothing in this Article VI authorizes the Broker to write any new business under this Agreement should the Reinsurance Agreement terminate or this Agreement terminate earlier, except the business that is required to be renewed or issued because of applicable law or regulation, as provided in Section 4.03 of the Reinsurance Agreement.

7.05       No Liability Due to Termination: The Company shall have no liability to the Broker by virtue of the Company's termination of this Agreement as set forth in this Article; it being expressly understood that partial consideration for the Company's grant of agency authority to the Broker is the Broker's promise that the Company shall not be responsible for any damages which might arise by virtue of any termination of this Agreement.

7.06       Expirations: In the event of termination of this Agreement, after the Broker having promptly accounted for and paid over premiums for which it may be liable, the Broker's records, use and control of expirations shall remain the property of the Broker and left in its undisputed possession.

7.07       Obligation Post Termination: Upon termination of this Agreement, the Broker shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to insurance business reinsured under this Agreement. In the event that this Agreement is terminated, the Broker, for no additional fee, shall, and shall have the authority (unless revoked by the Company at its sole discretion in which case the Reinsurer shall appoint a successor at no cost to the Company) as provided in this Agreement to, continue to perform all of its duties under this Agreement on the remaining policies during the run-off period. The Broker's duties during the run-off period shall include handling and servicing of all policies through their natural expiration, together with any policy renewals required to be made by the provisions of applicable law, whether or not the effective date of such renewal is subsequent to the effective date of cancellation of this Agreement. Further, upon termination of this Agreement, the Broker shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to the outstanding insurance business under this Agreement existing on the date of such termination. The Broker recognizes that to the extent possible there shall be no cost to or involvement by the Company in servicing this run-off. The Company, the Broker and the Reinsurer will cooperate in handling all such business until the business has expired either by cancellation or by the terms of the policies and all outstanding losses and loss adjustment expenses have been settled.

7.08       Termination on Run-Off Basis: In the event of the termination of the Reinsurance Agreement, this agreement shall be terminated on a run-off basis, and the relevant provisions of this Agreement shall apply to business being run-off. It is also expressly agreed that the terms, conditions and obligations of the Articles II, IV and V, Sections 7.06, 7.07, 7.08 and 7.09, Articles VIII, Section 9.11 and Article X herein shall survive termination of this Agreement.

7.09       Suspension of Authority: The Company may suspend the authority of the Broker during the pendency of any dispute regarding any event of default by the Broker.

ARTICLE VIII
HOLD HARMLESS AND INDEMNIFICATION

8.01       Hold Harmless and Indemnification: The Broker agrees to and does hereby indemnify and hold the Company harmless from and against any and all actions, causes of actions, suits, arbitrations, or proceedings of any kind, liabilities, losses, claims, damages, costs, or expenses (including attorneys' fees and expenses), incurred by the Company by reason of, arising out of, or relating in any way to this Agreement or any action taken or inaction by the Broker in breach of the terms of this Agreement, United States economic trade and sanction laws and regulations as administered by OFAC, or the terms of the Reinsurance Agreement, or which is not in full compliance therewith.

ARTICLE IX
MISCELLANEOUS

9.01       Governing Law: This Agreement has been made and entered into in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas.

9.02       Exclusivity: This Agreement is not exclusive and the Company reserves the right to appoint other surplus line brokers in the territory covered by this Agreement and the Broker reserves the right to act as Broker or agent of other insurers or reinsurers.

9.03       Successors: This Agreement shall be binding upon the parties hereto, together with their respective successors.

9.04       Independent Contractor: The Company shall have no right of control over the Broker as to time, means or manner of the Broker's conduct within the terms of the Agreement and the authority herein granted and nothing herein is intended or shall be deemed to constitute the Broker an employee or servant of the Company. The Broker shall at all times be an independent contractor.

9.05       Venue: This Agreement shall be deemed performable at the Company's administrative office in Bedford, Texas, and it is agreed that the venue of any controversy arising out of this Agreement, or for the breach thereof, shall be in Tarrant County, Texas.

9.06       Assignment: No party shall assign any of its rights or obligations under this Agreement. No verbal modification will be recognized by any party hereto and this Agreement cannot be modified by any subsequent practices or course of dealing by the parties inconsistent herewith. If the Company or the Broker shall fail to take advantage of a breach, if any, by another party of the terms, conditions, covenants, or any of them herein contained, such failure shall not be deemed to constitute, or be construed as, a waiver of any rights on the part of the Broker or Company to thereafter enforce any of the said terms, conditions or covenants.

9.07       Amendments: This Agreement may be amended, modified or supplemented only by a written instrument executed by all parties hereto. All such amendments or changes shall specify the effective date of such amendments or changes.

9.08       Entire Agreement: This Agreement supersedes any and all provisions, terms and/or conditions of any other agreements, whether oral or written, by between and among the parties with respect to the subject matter hereof.

9.09       Change of Control: The Broker shall notify the Company in writing within thirty (30) days when there is a change in the ownership of 10% or more of the outstanding stock in the Broker or when there is any change in the Broker's principal officers or directors.

9.10       No Offset: The Broker shall not offset balances due under this Agreement against balances due or owing under any other contract.

9.11       Compliance with Laws: This Agreement shall be interpreted in conformance with applicable Texas law and regulation. If it is found or ordered by a court or regulatory body that any provision or term of this Agreement does not conform to such law or regulation then this Agreement shall be deemed to be amended, and modified to be in accordance with such law. However, where this Agreement is found not to comply with applicable law or regulations, the Company may in its sole discretion terminate this Agreement immediately and without prior notice.

9.12       Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13       Company Surplus Lines Obligations: The Company acknowledges that duties and obligations relating to surplus line insurers and nonadmitted insurers exist under the California Insurance Code and the regulations promulgated thereunder (“California Regulatory Provisions”) and acknowledges further that the duties of compliance delegated to the Broker under this Agreement shall not relieve the Company from any duty or obligation that it may have under the California Regulatory Provisions. The Company further acknowledges and agrees that nothing contained in this Agreement shall transfer to the Broker or the Reinsurer any such obligation of the Company that exists under the California Regulatory Provisions.

9.14       Surplus Lines Obligations: Broker acknowledge that duties and obligations relating to surplus line insurers and nonadmitted insurers exist under the California Regulatory Provisions and that those provisions applicable to the Company as a nonadmitted insurer and surplus line insurer shall not relieve the Company from any duty or obligation that it may have under the California Regulatory Provisions. The Broker further acknowledge and agree that nothing contained in this Agreement shall transfer to the Broker any such obligation of the Company that exists under the California Regulatory Provisions.

9.15       Delegation of Duties: As relates to this Agreement generally and Section 1.09(b), Section 9.13 and Section 9.14 specifically, the Company acknowledges that it has ultimate responsibility for the duties and obligations of a surplus lines insurer as set forth in the California Regulatory Provisions, provided, that the Broker shall perform those certain duties and obligations that are legally delegable and shall indemnify the Company for any resulting losses.

ARTICLE X
ARBITRATION

10.01    Arbitration: As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising between the Company, on the one hand, and the Broker, on the other hand, with respect to this Agreement or with respect to the Broker's and/or the Company's obligations hereunder, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration.

10.02    Choice of Arbiter: The Company shall choose one arbiter (an "Arbiter") and the Broker shall choose one Arbiter. An umpire (an "Umpire") shall be chosen by the two Arbiters, all of whom shall be active or retired disinterested executive officers of property and casualty insurance or reinsurance companies.

10.03    Selection of Umpire: Both the Broker and the Company shall choose an Arbiter within 30 days following a written request by one party to the other to name an Arbiter. In the event either the Company or the Broker fails to choose an Arbiter within this time period, the party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within 30 days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two and the decision shall be made by drawing lots.

10.04    Venue and Binding Decision: Each side shall present its case to the Arbiters and Umpire, in a hearing in Dallas, Texas. The Arbiters and Umpire shall consider this Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law regarding entering of evidence. The decision in writing by a majority of the Arbiters and Umpire when filed with the Company and the Broker shall be final and binding. Judgment upon the final decision of the Arbiters and Umpire may be entered in any court of competent jurisdiction.

10.05    Entire Dispute Subject to Arbitration: In the event of a dispute between the Company and the Broker concerning this Agreement and the Reinsurance Agreement between the Company and the Reinsurer, regardless of whether either party has claims against the Reinsurer, the entire dispute between the Company and the Broker shall be subject to arbitration as provided under this Article IX.

10.06    Cost of Arbitration: The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by the sides unless the Arbiters and Umpire shall decide otherwise.

10.07    Governing Law: This Agreement shall be interpreted under the laws of Texas and the arbitration shall be governed by the Texas Arbitration Code.

ARTICLE XI
PRIVACY

11.01    Issuance of Privacy Policy: The Broker shall provide to each new policyholder, prior to or upon the issuance of any Policies written under this Agreement, and in accordance with applicable state and federal laws, an initial notice of the Company’s privacy policies and practices. Not less than annually thereafter, the Broker, upon the request of the Company, distribute a copy of the Company’s annual privacy notice, as may be amended from time to time, to each existing policyholder. In addition, the Broker shall, upon the request of the Company, distribute revised privacy notices and opt-out notices as applicable to each policyholder to reflect any revisions which may be made to the Company’s privacy policies and practices. In each case, the Company shall be responsible for providing the Broker with a copy of the form for its privacy policies and practices notice, which forms the Broker shall use to create and deliver the notices described herein, at the Broker’s sole cost and expense. These notices shall be created and delivered independent of any separate legal obligation the Broker may have to create and deliver its own such notices.

11.02    No Disclosure of Information: The Broker shall not disclose or use any nonpublic personal financial information or nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), except as necessary to carry out its duties and obligations under this Agreement or as otherwise permitted under applicable state or federal law.

11.03    Development of Security Program: The Broker shall develop and implement, in accordance with applicable state and federal laws, a comprehensive written information security program designed to (i) ensure the security and confidentiality of nonpublic personal financial information and nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), (ii) protect against any anticipated threats or hazards to the security or integrity of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

[THE REMAINDER OF THE PAGE IS LEFT INTENTIONALLY BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties hereto by their respective duly authorized representatives have executed this Agreement as of the date first above written.

UNITED SPECIALTY INSURANCE COMPANY

BY: /s/ David Cleff

ITS: EVP

DATE:11/24/2020

UNIFAX INSURANCE SYSTEMS, INC.

BY: /s/ Ronald A. Closser

ITS: President/CEO

DATE:11/21/2020

TABLE OF CONTENTS

Page

RECITALS	1
ARTICLE I AUTHORIZATION, AUTHORITY AND DUTIES	1
1.01 Authorization	1
1.02 Maximum Premium	1
1.03 Classes of Business	1
1.04 Policy Limits	2
1.05 Eligible Jurisdictions	2
1.06 Authority	2
1.07 Compliance	3
1.08 No Independent Authority	4
1.09 Power to Accept or Bind Risk	4
1.10 No Participation in Syndicates	4
1.11 Licenses in Other States	4
1.12 Surplus Lines Obligations	4
1.13 Limitations on Authority	4
1.14 Retention of Retail Producers	5
1.15 Taxes and Fees	5
1.16 Filings and Reports	5
ARTICLE II PREMIUMS	5
2.01 Collection of Premium	5
2.02 Premium Data	5
2.03 No Waiver of Trust Relation	5
2.04 Broker Liable for Payment of Premium	6
2.05 Remittance of Funds	6
2.06 Funds Held as Fiduciary	6
2.07 Funds Held as Fiduciary	6
ARTICLE III COMPENSATION TO THE BROKER	6
3.01 Compensation and Deductions	6
3.02 No Liability of Company for Amounts owed by Reinsurer	7
3.03 Return of Commission	7
ARTICLE IV PRODUCERS	7
4.01 Responsibility for Compliance	7
4.02 Responsibility for Performance	8
4.03 Responsibility for Commission Payments	8
4.04 No Service on Board of Directors	8
4.05 No Employment of Company Employee	8
ARTICLE V ADDITIONAL DUTIES OF BROKER	8
5.01 Compliance with Laws	8
5.02 Books and Records	8
5.03 Statistical Information	8
5.04 Reports	8
5.05 Request for Copies of Policies	9
5.06 Title to Books and Records	9
5.07 Advertising	9
5.08 Copies of Policies	9
5.09 Renewals, Extensions or New Policies Required by Law	9
5.10 Obligations to Successors and Assigns	10
5.11 Examination of Broker	10
5.12 Return of Unearned Premium	10
5.13 Licenses	10
5.14 Data Calls	10
5.15 Per Policy Fees	10
5.16 Financial Examination	10
5.17 Statistical Reporting	10
5.18 Audited Financial Statements	11
ARTICLE VI PREMIUM FINANCING	11
6.01 Receipt of Notices by Broker	11
6.02 Receipt of Notices by Entitles Other than Broker	11
6.03 Return of Unearned Commission	11
6.04 Rights to Unearned Commission and Survival	11
ARTICLE VII TERM AND TERMINATION	12
7.01 Term and Termination	12
7.02 Automatic Renewal	12
7.03 Renegotiation	12
7.04 Renewals Required by Law	12
7.05 No Liability Due to Termination	13
7.06 Expirations	13
7.07 Obligation Post Termination	13
7.08 Termination on Run-Off Basis	13
7.09 Suspension of Authority	13
ARTICLE VIII HOLD HARMLESS AND INDEMNIFICATION	13
8.01 Hold Harmless and Indemnification	13
ARTICLE IX MISCELLANEOUS	14
9.01 Governing Law	14
9.02 Exclusivity	14
9.03 Successors	14
9.04 Independent Contractor	14
9.05 Venue	14
9.06 Assignment	14
9.07 Amendments	14
9.08 Entire Agreement	14
9.09 Change of Control	14
9.10 No Offset	14
9.11 Compliance with Laws	14
9.12 Counterparts	15
9.13 Company Surplus Lines Obligations	15
9.14 Surplus Lines Obligations	15
9.15 Delegation of Duties	15
ARTICLE X ARBITRATION	15
10.01 Arbitration	15
10.02 Choice of Arbiter	15
10.03 Selection of Umpire	15
10.04 Venue and Binding Decision	16
10.05 Entire Dispute Subject to Arbitration	16
10.06 Cost of Arbitration	16
10.07 Governing Law	16
ARTICLE XI PRIVACY	16
11.01 Issuance of Privacy Policy	16
11.02 No Disclosure of Information	16
11.03 Development of Security Program	16